UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2016

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 9.01.	Financial Statements and Exhibits.

Signatures

Exhibit Index

Exhibit 99.1	Press Release of the Company dated September 11, 2016.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2016 Ormat Technologies, Inc. (the “Company”) entered into two deed of trust agreements (each, a "Trust Deed") with Mishmeret Trust Services Company, Ltd., as trustee, governing the issuance of senior unsecured bonds in an aggregate principal amount of $204.3 million (the “Bonds”). The Company issued the Bonds on September 14, 2016 in an unregistered offering outside the United States to investors who are not "U.S. persons", as such term is defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to the requirements of Regulation S.

The Bonds were issued in two Series. The Series 2 Bonds, issued in an aggregate principal amount of $67.2 million, will mature in September 2020 and bear interest at a fixed rate of 3.7% per annum, payable semi-annually. The Series 3 Bonds, issued in an aggregate principal amount of $137.1 million, will mature in September 2022 and bear interest at a fixed rate of 4.45% per annum, payable semi-annually. The interest rate on the bonds is subject to adjustment in certain circumstances as described below.

The Bonds are ranked “ilA+” by Maalot S&P in Israel with a stable outlook. In the event that the rating of the Bonds is downgraded by two rating levels, the interest rate applicable to each Series of Bonds will be increased by 0.50%. In the event that the rating of the Bonds is further downgraded, the interest rate applicable to each Series of Bonds will be further increased by 0.25% per each additional downgrade notch. In no event will the cumulative interest rate applicable to each Series of Bonds increase by more than 1% in total, regardless of the cumulative rating downgrade. A subsequent reinstatement of a rating level will reduce the interest rate applicable to each Series of Bonds by 0.25% per each notch (but in no event will interest on the bonds reduce below the base rate of 3.7% for the Series 2 and 4.45% for the Series 3, respectively). If the Bonds cease to be rated for reasons attributable to the Company, the interest rate applicable to each Series of Bonds will be increased by 1%.

At any time and for so long as the Company’s ratio of debt to Adjusted EBITDA exceeds 4.5, the interest rate applicable to each Series of Bonds will be increased by 0.50%.

The Bonds constitute senior unsecured obligations of the Company and will rank equally in right of payment with any existing and future senior unsecured indebtedness of the Company, and effectively junior to any existing and future secured indebtedness, to the extent of the security therefor.

The terms of both Trust Deeds are generally identical (other than with respect to tenor and interest rate for the separate Series of Bonds) and include covenants that require the Company to maintain a debt to adjusted EBITDA ratio below 6, a minimum equity amount (as shown on its consolidated financial statements, excluding noncontrolling interests) of not less than $650 million, and an equity (excluding noncontrolling interest) to total assets ratio of not less than 25%. In addition, the Trust Deeds prohibit the Company from making dividend payments if its equity falls below $800 million and otherwise restrict dividend payments in any one year to less than 50% of the net income of such year, as shown on the Company’s consolidated annual financial statements.

The Bonds may be subject to acceleration upon a vote of the requisite Bondholders if (i) the equity (excluding noncontrolling interest) to total assets ratio falls below 25% for any period that exceeds two consecutive quarters, (ii) the debt to adjusted EBITDA ratio is greater than 5 for a period of one year, (iii) the debt to adjusted EBITDA ratio is greater than 6 (at any time), or (iv) the minimum equity amount (excluding noncontrolling interest) falls below $650 million for any period that exceeds two consecutive quarters.

The Bonds are subject to mandatory redemption if the Company (i) fails to list the Bonds for trading on the TACT-Institutional trading system maintained by the Tel Aviv Stock Exchange for trading of privately placed securities within sixty (60) days, or (ii) does not use the proceeds of the bonds within 180 days to prepay its outstanding bonds that mature on August 2017.

The Trust Deeds also include other customary payment and covenant events of default.

The Bonds are also subject to early redemption by the Company prior to maturity from time to time (but not more frequently than once per quarter) and at any time following listing of the Bonds, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed, plus accrued and unpaid interest on such amount through the redemption date, or (2) the sum of the remaining installments of principal plus interest discounted at the yield of benchmark Treasury securities (selected and determined in the manner set forth in the Trust Deed) plus 1%.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits*

Exhibit 99.1	Press Release of the Company dated September 11, 2016

*         Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, a copy of the Trust Deed and the form of Bonds referred to in this Current Report on Form 8-K is not filed. The Company will furnish a copy thereof to the Securities Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By:	/s/ Isaac Angel
Name: Isaac Angel
Title: Chief Executive Officer

Date: September 14, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of the Company dated September 11, 2016.